Exhibit 99.1
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After the transactions described in notes (1), (7) and (12), the amounts of
Class A Common Stock and Class B Common Stock beneficially owned by:

(a) The 1992 GRAT Remainder Trust f/b/o Gary Lauder includes 368,441 shares of Class A Common Stock and 1,343,846 shares of Class B Common Stock held directly.

(b) The Second Amendment and Restatement of the Gary M. Lauder Revocable Trust u/a dated October 6, 2003 (formerly known as the Gary M. Lauder 2000 Revocable Trust (the "GML Revocable Trust")) includes 734,212 shares of Class A Common Stock held directly.

(c)  Gary M. Lauder includes (i) 8,252 shares of Class A Common Stock directly,
(ii) 734,212 shares of Class A Common Stock held indirectly by the GML Revocable Trust, (iii) 368,441 shares of Class A Common Stock and 1,343,846 shares of Class B Common stock held indirectly as trustee of the GML GRAT Remainder Trust and (iv) 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock held indirectly as trustee of the WPL GRAT Remainder Trust. GML disclaims beneficial ownership of the shares in clauses (ii), (iii) and (iv) to the extent he does not have a pecuniary interest in such securities.

(d) William P. Lauder includes (i) 682,522 shares of Class A Common Stock and 3,162,800 shares of Class B Common Stock held directly,(ii) 5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock, held indirectly by his children, (iii) 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock held indirectly as trustee of the WPL GRAT Remainder Trust, and (iv) 368,441 shares of Class A Common Stock and 1,343,846 shares of Class B Common stock held indirectly as trustee of the GML GRAT Remainder Trust. WPL disclaims beneficial ownership of the shares owned by his children and the shares in clauses (iii) and (iv) to the extent he does not have a pecuniary interest in such securities.